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                                                                    Exhibit 99.3


CONTACT:  Steven J. Johnston
          Senior Vice President, Treasurer, and Chief Financial Officer
          (614) 464-5029

                          STATE AUTO SUES SHEPARD OVER
                        "INTENTIONAL MISREPRESENTATIONS"

         COLUMBUS, OHIO - JUNE 30, 2003 -- State Auto Companies went to federal court Monday asking that dissident shareholder Gregory M. Shepard be ordered to correct "intentional misrepresentations and omissions" in public statements, and in legal papers filed in connection with his bid to take over the companies.

         The suit was filed by State Automobile Mutual Insurance Company and its subsidiary, State Auto Financial Corporation (NASDAQ: STFC). It contends that in his public statements and in filings required by federal securities law,
Shepard:

         - Made statements indicating he personally would finance his proposed purchase of State Auto Financial public shares when, in fact, his proposal would be financed using State Auto's own assets or credit.

         - Failed to disclose his role in the violation of the Indiana Business Takeover Act in a previous takeover attempt.

         - Failed to disclose that another company he controlled ended up in financial ruin, stranding some 26,000 policyholders without coverage.

                  The suit contends that "Shepard's Schedule 13D filings are false and misleading, and fail to provide full and fair disclosure of material information in violation of Section 13(d) and related SEC rules and regulations."

         It asks that Shepard be ordered to stop and correct his misstatements, and that he be ordered not to buy or sell shares of State Auto Financial or pursue his takeover bid until 30 days after he has done so.

         Chief Executive Officer Robert Moone stated that the litigation evidenced the commitment of the State Auto Companies to protect policyholders, security holders, and the public from third parties willing to bend or break securities laws for their own financial gain.

         The suit was filed in the United States District Court for the Southern District of Ohio, Eastern Division following endorsement by the Mutual Board of a previously announced recommendation of its Special Committee of outside directors that the Company not engage in discussions with Shepard.